EXHIBIT (k)(ii)

AMENDMENT TO NEUBERGER BERMAN TRANSFER AGENT AGREEMENT

This Amendment to the Transfer Agent Agreement referred to below is made effective as of September 9, 2024 by and between each of the Neuberger Berman funds listed on Exhibit A to the Transfer Agent Agreement (as amended from time to time) (the “Funds”) and Equiniti Trust Company, LLC (formerly known as American Stock Transfer and Trust Company, LLC) (the “Transfer Agent” and together with the Funds, the “Parties”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Transfer Agent Agreement.

WHEREAS, the Funds and the Transfer Agent entered into a Transfer Agency and Registrar Services Agreement dated as of June 13, 2017 (as amended, restated or supplemented from time to time, the “Transfer Agent Agreement”);

WHEREAS, the Funds and the Transfer Agent desire to amend the Transfer Agent Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the Parties hereby agree to amend the Transfer Agent Agreement, pursuant to the terms thereof, as follows:

1.     Section 12(c) of the Transfer Agent Agreement is hereby amended as follows in its entirety and the following Section 12(c) is inserted in lieu thereof:

(c)     Equiniti represents and warrants that it has implemented and maintains appropriate security measures to protect personal information in compliance with federal and state regulations, including those related to privacy and confidentiality, applicable to Equiniti. Equiniti agrees that it shall notify a Company (such notification shall be provided to: notify@nb.com) within twenty-four (24) hours from discovery, but in no event later than forty-eight (48) hours from discovery, of any security breach or other incident of which it becomes aware that involves unauthorized disclosure of or access to personal information related to the Company or its Shareholders. Without limiting the remedies available to the Companies, should Equiniti fail to provide such notice, or take reasonable measures to resolve such a security breach or other incident, one or more Companies may terminate this Agreement upon written notice. Equiniti agrees that this provision shall cover any of its affiliates, subcontractors or agents that obtains access to personal information related to the Companies or their Shareholders under this Agreement. Equiniti will be responsible to the Companies for the compliance by such affiliates, subcontractors or agents with this provision and their actions generally. This provision will survive termination or expiration of the Agreement for so long as Equiniti continues to possess or have access to personal information related to the Companies or their Shareholders.

2.     A new Section 12(d) is hereby added to the Transfer Agent Agreement as follows:

(d)     Equiniti agrees that it will not, without the Fund’s prior written consent, use Generative Artificial Intelligence (as defined below) as a material part of the provision of services under this Agreement. For purposes of this section, “Generative Artificial Intelligence” shall mean artificial intelligence systems designed to autonomously produce new and original outputs, such as text, images, audio, or other forms of data, based on patterns and information gleaned from training data or algorithms.

3.     Except as modified hereby, all other terms and conditions of the Transfer Agent Agreement shall remain in full force and effect. In the event of any conflict between the terms of the Transfer Agent Agreement prior to this Amendment and this Amendment, the terms of this Amendment shall prevail.

4.     This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

EQUINITI TRUST COMPANY, LLC

By:	/s/ Carlos Pinto

Name:	Carlos Pinto

Title:	Senior Vice President, Director

EACH OF THE NEUBERGER BERMAN FUNDS
LISTED ON EXHIBIT A TO THE TRANSFER AGENT AGREEMENT

By:	/s/ Brian Kerrane

Name:	Brian Kerrane

Title:	COO & Vice President - Funds